News Release
FOR IMMEDIATE RELEASE

COMPANY CONTACT:
Checkpoint Systems, Inc.
Ray Andrews
Senior Vice President and Chief Financial Officer
Bob Powers
Vice President Investor Relations
(856) 848-1800
or
FD
Eric Boyriven, Bob Joyce
(212) 850-5600

CHECKPOINT SYSTEMS, INC. ANNOUNCES SECOND
QUARTER 2008 RESULTS

- Net revenues increased 20.7%
- Integration of OATSystems progressing as planned
- Company announces global restructuring program

Thorofare, New Jersey, August 5, 2008 – Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the second quarter ended June 29, 2008.

Net revenues for the second quarter of 2008 were $236.2 million, an increase of 20.7%, compared to net revenues of $195.7 million in the second quarter of 2007.  Net earnings from continuing operations for the second quarter were $14.4 million, or $0.36 per diluted share, compared to net earnings from continuing operations of $14.6 million, or $0.36 per diluted share, in the second quarter of 2007.  Non-GAAP net earnings from continuing operations excluding restructuring expense and the impact of a change in valuation allowance for the second quarter of 2008 were $11.6 million, or $0.29 per diluted share.  Non-GAAP net earnings from continuing operations excluding restructuring expense were $14.8 million, or $0.36 per diluted share, in the second quarter of 2007.  Net earnings for the second quarter of 2008 were $14.4 million, or $0.36 per diluted share, compared to net earnings of $15.1 million, or $0.37 per diluted share, in the second quarter of 2007.

Net revenues for the first six months of 2008 were $445.8 million, an increase of 21.5%, compared to net revenues of $366.9 million for the first six months of 2007.  Net earnings from continuing operations for the first six months of 2008 were $19.2 million, or $0.47 per diluted share, compared to net earnings from continuing operations of $19.5 million, or $0.48 per diluted share, in the first six months of 2007.  Non-GAAP net earnings from continuing operations excluding restructuring expense, a deferred compensation expense adjustment, and a valuation allowance adjustment for the first six months of 2008 were $18.0 million, or $0.44 per diluted share.  Non-GAAP net earnings from continuing operations excluding restructuring expense were $20.0 million, or $0.50 per diluted share, for the first six months of 2007.  Net earnings for the first six months of 2008 were $19.2 million, or $0.47 per diluted share, compared to net earnings of $20.1 million, or $0.50 per diluted share, in the first six months of 2007.

Net revenues in the second quarter of 2008 reflected organic growth of 0.8% primarily due to the CheckNet® business, acquisition growth of 10.3% primarily from the Alpha, SIDEP and Asialco businesses, and foreign currency effects of 9.6%.

“We are pleased with our top-line second quarter performance given this weak global economic environment,” said Rob van der Merwe, President and Chief Executive Officer of Checkpoint. “We are particularly pleased with the organic growth in our CheckNet® business.  Additionally, we experienced the strong sequential growth we anticipated from Alpha, and our Evolve family of RF and RFID-enabled products continued to exceed our expectations.  For the second half of the year we expect this growth, particularly the historically strong second half performance of Alpha, to continue on an accelerating basis and contribute significant improvement to the bottom-line compared to the first half of this year.”

“The decline in second quarter gross margins when compared to the same period in 2007 resulted from increasing raw material and energy costs across our business lines and production issues that are being addressed.  Although we were not pleased with the impact of the production issues to our quarterly earnings, we believe these are now largely behind us,” continued Mr. van der Merwe.

The Company is announcing a manufacturing and supply chain restructuring program designed to accelerate profitable growth in Checkpoint’s CheckNet® business and to support incremental improvements in its EAS Hardware and Labels businesses.  Through this program, the Company expects to incur total after-tax restructuring charges in 2008 of approximately $5 million, or $0.12 per diluted share.  Implementation of this plan is expected to be complete in 2010 and to result in annualized cost savings of approximately $6 million.  Through the first six months of 2008, the Company has incurred total charges relating to this program of $0.5 million, or $0.01 per diluted share.  In addition to the restructuring charges, implementation of this program is expected to require operating expenditures of approximately $0.04 to $0.06 per diluted share in the second half of 2008 and includes actions to expand capacity.

Commenting on the restructuring program, Mr. van der Merwe stated, “Checkpoint has developed a strong global organization that provides a solid foundation for us to execute on our plans for profitable growth.  We expect that this restructuring program will enhance our ability to grow by creating a more streamlined organization and expanding capacity while maintaining the advantages of our global reach.”

Commenting on the Company’s developing strategy, Mr. van der Merwe stated, “Supporting our customers with products and solutions that anticipate and address their changing needs is a key focus for the Company.  Our Evolve RF and RFID-enabled product line continues to be well received by our customers and is gaining traction in the marketplace.  The addition of OATSystems puts key aspects of Checkpoint’s developing strategy for RFID EAS in place as the combination of Checkpoint and OATSystems uniquely positions us as a one-stop-shop for solutions that enable retailers and their supply chains to gain deeper inventory visibility, further reducing shrink and increasing bottom-line profits by enhancing on-shelf merchandise availability for consumers.”

Selected financial highlights for the second quarter of 2008 are detailed below:

•	Gross profit was $97.9 million, or 41.5% of revenue, compared to $83.0 million, or 42.4% of revenue, for the second quarter of 2007.

•
Operating income was $13.2 million for the second quarter of 2008, compared to $18.7 million in 2007.  Non-GAAP operating income excluding restructuring expense for the second quarter of 2008 was $16.3 million, or 6.9% of revenue.  Non-GAAP operating income excluding restructuring expense for the second quarter of 2007 was $19.0 million, or 9.7% of revenue.  (See accompanying “Reconciliation of GAAP to Non-GAAP Measures”.)

•
Our effective tax rate for the second quarter of 2008 was negative 8.4% as compared to 26.1% for the second quarter of 2007.  The second quarter effective tax rate was impacted by a $4.8 million benefit relating to the release of a valuation allowance as a result of strategic decisions related to foreign operations in the second quarter and the related impact on assumptions of future taxable income.

•
Net earnings for the second quarter of 2008 were $14.4 million, or $0.36 per diluted share, compared to net earnings of $15.1 million, or $0.37 per diluted share, for the second quarter of 2007.  Net earnings for the second quarter of 2007 included $0.5 million, or $0.01 per diluted share, of income from discontinued operations due to post closing adjustments from the 2006 sale of the barcode systems business.

•
Non-GAAP net earnings from continuing operations excluding restructuring expense and the valuation allowance adjustment for the second quarter of 2008 were $11.6 million, or $0.29 per diluted share.  Non-GAAP net earnings from continuing operations excluding restructuring expense for the second quarter of 2007 were $14.8 million, or $0.36 per diluted share. (See accompanying “Reconciliation of GAAP to Non-GAAP Measures”.)

•	Cash flow from operations was $25.4 million for the second quarter of 2008 compared to $14.0 million for the second quarter of 2007.

•	At June 29, 2008, cash and cash equivalents were $95.5 million, working capital was $275.9 million and long-term debt was $143.9 million. Capital expenditures for the quarter were $5.2 million.

•
During the second quarter of 2008, the Company repurchased 1.3 million shares of its common stock at an average cost of $25.31, spending a total of $33.6 million.  This completed the repurchase of shares under the company’s repurchase authorization that was put in place during the fourth quarter of 2006.

Mr. van der Merwe concluded, “Looking forward, we continue to be in a strong position to grow our business.  Our recent acquisitions are enabling us to expand our offering of new products that meet the evolving needs of our customers.  We are already seeing the positive impact of the Alpha product line and our new Evolve platform and expect both to contribute to our expected strong performance for second half 2008.  We are managing our business globally, and we continue to carefully manage costs to mitigate the effects of challenging economic conditions on our business, all the while taking actions required to improve Checkpoint operations and competiveness.”

Outlook for 2008

Based on an assessment of current market conditions and the assumption that market conditions will not change significantly for the remainder of the year, Checkpoint updated its guidance for its 2008 full year financial results.  This guidance includes the expected contributions of previously announced acquisitions:

•	Net revenues, at current exchange rates, are expected to be in the range of $970 million to $990 million.

•	Non-GAAP diluted net earnings per share from continuing operations for the full year 2008, excluding restructuring and other unusual items, are expected to be:

Range of Non-GAAP
        Diluted Net
   Earnings Per Share
Outlook before including the impact of the OATSystems acquisition and the restructuring program	$1.62 to $1.70
Dilutive impact of the OATSystems acquisition	($0.10) to ($0.08)
Impact of operational expenses associated with the implementation of the restructuring program	($0.06) to ($0.04)
Outlook after including the impact of the OATSystems acquisition and the restructuring program	$1.46 to $1.58

•	An annualized tax rate of approximately 24%.

•	Free cash flow (cash flow from operations less capital expenditures) is expected to be in the range of $45 million to $55 million, excluding the impact of future restructuring charges.

This guidance does not include the impact of unusual charges, such as additional restructuring charges, that the Company may incur during the year, and assumes a continuation of current exchange rates.

Checkpoint Systems will host a conference call today, August 5, 2008, at 10:00 AM Eastern Time, to discuss its 2008 second quarter results.  The conference call will be simultaneously broadcast live over the Internet. Listeners may access the live webcast at the Company’s homepage, www.checkpointsystems.com, by clicking on the “Conference Calls” link or entering the “Investors” section of this site.  Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.  The webcast will be archived at the Company’s homepage beginning approximately 90 minutes after the call ends until the next quarterly conference call.

Checkpoint Systems, Inc.

Checkpoint Systems, Inc. is the leading supplier of retail shrink management solutions. Checkpoint's global team helps retailers - and their suppliers - reduce theft, increase inventory visibility and provide consumers with greater merchandise availability through the company's rapidly evolving RF technology, expanding shrink management offerings and Check-Net labeling solutions.  Checkpoint has more than one million RF devices installed in stores today and has secured more than 100 billion products.  Scaling cost efficiently, Checkpoint's solutions provide increased revenues and profits to a fast-growing community of successful retailers and a superior experience for their consumers.  Listed on the NYSE (NYSE:CKP), Checkpoint operates in every major geographic market and employs more than 3,900 people worldwide. For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements
This press release includes information that constitutes forward-looking statements.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” believe,” “seek,” or “will.”  By their nature, forward-looking statements address matters that are subject to risks and uncertainties.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include:  our ability to integrate the acquisition of the Alpha S3 business and to achieve our financial and operational goals for Alpha S3; changes in international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; changes in regulations or standards applicable to our products; the ability to implement cost reduction in field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; and additional matters disclosed in our Securities and Exchange Commission filings.  We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

(Tables Follow)

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(Thousands except per share amounts)
(unaudited)

	Quarter (13 Weeks Ended)		Six Months (26 Weeks Ended)
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007

Net revenues	$236,200	$195,702	$445,820	$366,904
Cost of revenues	138,259	112,707	261,400	213,630

Gross profit	97,941	82,995	184,420	153,274

Selling, general, and administrative expenses	75,943	59,947	149,830	119,748
Research and development	5,739	4,060	10,970	8,048
Restructuring Expense	3,021	329	4,000	654

Operating income	13,238	18,659	19,620	24,824

Interest income	657	1,210	1,298	2,392
Interest expense	1,192	270	2,486	601
Other gain (loss), net	558	131	(606)	(393)

Earnings from operations before income taxes and minority interest	13,261	19,730	17,826	26,222

Income taxes	(1,112)	5,158	(1,221)	6,745
Minority interest	17	(2)	(107)	(63)

Earnings from continuing operations	14, 356	14,574	19,154	19,540
Earnings from discontinued operations, net of tax	−	523	−	523

Net earnings	$14,356	$15,097	$19,154	$20,063

Basic Earning per Share:
Earnings from continuing operations	$0.36	$0.37	$0.48	$0.49
Earnings from discontinued operations, net of tax	−	0.01	−	0.02

Basic earnings per share	$0.36	$0.38	$0.48	$0.51

Diluted Earnings per Share:
Earnings from continuing operations	$0.36	$0.36	$0.47	$0.48
Earnings from discontinued operations, net of tax	−	0.01	−	0.02

Diluted earnings per share	$0.36	$0.37	$0.47	$0.50

	June 29, 2008 (unaudited)	December 30, 2007
Cash and Cash Equivalents	$ 95,485	$ 118,271
Working Capital	$ 275,876	$ 282,095
Current Assets	$ 478,397	$ 506,910
Total Debt	$ 143,902	$ 95,512
Shareholders’ Equity	$ 596,286	$ 588,328
Total Assets	$1,068,703	$1,031,044

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures.  These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.  These Non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP.  The Company uses the Non-GAAP measures presented to evaluate and manage the Company's operations internally.  The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Thousands)
(unaudited)

	Quarter (13 Weeks Ended)		Six Months (26 Weeks Ended)
Reconciliation of GAAP to Non-GAAP Operating Income:	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007

Net revenues	$ 236,200	$ 195,702	$ 445,820	$ 366,904

GAAP operating income	13,238	18,659	19,620	24,824

Non-GAAP adjustments:

Restructuring expense	3,021	329	4,000	654

Deferred compensation expense adjustment	−	−	1,381	−

Adjusted Non-GAAP operating income	$ 16,259	$ 18,988	$ 25,001	$ 25,478

GAAP operating margin	5.6%	9.5%	4.4%	6.8%
Adjusted Non-GAAP operating margin	6.9%	9.7%	5.6%	6.9%

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(Thousands except per share amounts)
(unaudited)

	Quarter (13 Weeks Ended)		Six Months (26 Weeks Ended)
Reconciliation of GAAP to Non-GAAP Earnings from Continuing Operations:	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007

Earnings from continuing operations, as reported	$ 14,356	$ 14,574	$ 19,154	$ 19,540

Non-GAAP adjustments:

Restructuring expense, net of tax	2,076	246	2,785	507

Deferred compensation expense adjustment, net of tax	−	−	849	−

Valuation allowance adjustment	(4,812)	−	(4,812)	−

Adjusted net earnings	$ 11,620	$ 14,820	$ 17,976	$ 20,047

Reported diluted shares	40,274	40,704	40,630	40,464

Adjusted diluted shares	40,274	40,704	40,630	40,464

Reported net earnings per share – diluted	$ 0.36	$ 0.36	$ 0.47	$ 0.48

Adjusted net earnings per share – diluted	$ 0.29	$ 0.36	$ 0.44	$ 0.50

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